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                                                                    Exhibit 23.1


                         Consent of Independent Auditors


The Board of Directors
The Multicare Companies, Inc.:

We consent to incorporation by reference in the September 30, 2000 annual report on Form 10-K of Genesis Health Ventures, Inc. of our reports dated February 14, 2001 with respect to the consolidated balance sheets of The Multicare Companies, Inc. and subsidiaries (the Company) as of September 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows and the consolidated financial statement schedule for the years ended September 30, 2000 and 1999 and 1998, which reports appear in the 2000 annual report on Form 10-K of The Multicare Companies, Inc.

Our report refers to a change in the method of accounting for costs of start-up activities effective October 1, 1999.

Our report also contains an explanatory paragraph that states that the Company has suffered recurring losses in 2000 and 1999, is in default of various loan agreements and, on June 22, 2000 filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and consolidated financial statement schedule do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.


                                               KPMG LLP

Philadelphia, Pennsylvania
February 14, 2001